Adamis Pharmaceuticals Corporation S-8

EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2018 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern), related to the consolidated financial statements of Adamis Pharmaceuticals Corporation and Subsidiaries (the “Company”), which appears in the annual report on Form 10-K of the Company for the year ended December 31, 2017.

/s/ Mayer Hoffman McCann P.C.
MAYER HOFFMAN McCANN P.C.

San Diego, California
July 18, 2018